Exhibit 3.1

CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SILVERBACK THERAPEUTICS, INC.

SILVERBACK THERAPEUTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the Corporation is Silverback Therapeutics, Inc.

SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware is January 4, 2016, under the name “Silverback Therapeutics, Inc.”.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”), as follows:

Article First of the Certificate shall be amended and restated in its entirety to read as follows:

“The name of this corporation is ARS Pharmaceuticals, Inc. (the “Company”).”

FOUR: This Certificate of Amendment to Amended and Restated Certificate of Incorporation shall become effective as of November 8, 2022 at 4:02 pm Eastern Time, following the filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of November 7, 2022.

By:	/s/ Jeffrey C. Pepe
Name: Jeffrey C. Pepe
Title: Interim Chief Executive Officer